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                                                                    Exhibit 10.8


                         RESEARCH AND LICENSE AGREEMENT

         This Agreement is effective April 5, 1994 ("the EFFECTIVE DATE") by and between Stem Cell Sciences Pty Ltd (ACN 063 293 130), 420 St. Kilda Road, Melbourne, 3004, Victoria, Australia ("SCS"), and Biotransplant, Inc., a Delaware corporation having its offices at 13th Street, Building 96, Charlestown Navy Yard, Charlestown, MA 02129 ("BTI").

         WHEREAS, the parties desire to enter into a relationship whereby BTI will have access to technology presently available to SCS and which is subsequently developed in research performed by SCS, including, but not limited to, certain stem cell related technology developed at SCS; and

         WHEREAS, BTI intends to support a portion of such research through an equity investment in SCS and through other funding of research; and

         WHEREAS, SCS in return for the support of such research is willing to grant the exclusive rights and licenses desired by BTI. NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

         SECTION 1 - DEFINITIONS.

         The terms used in this Agreement have the following meaning:

         1.1 The term "AFFILIATE" as applied to either party shall mean any company or other legal entity other than BTI or SCS as the case may be in whatever country organized, controlling, controlled by or under common control with a party. The term "control" means possession, direct and indirect of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise.

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         1.2 The term "AGREEMENT YEAR" shall mean the twelve month period beginning on the EFFECTIVE DATE, and each subsequent twelve (12) month period thereafter.

         1.3 The term "BTI SWINE" shall mean partially in-bred or in-bred haplotype specific miniswine provided by or on behalf of BTI.

         1.4 The term "CONFIDENTIAL INFORMATION" shall mean all information, materials including MATERIALS and BTI Swine and technology provided in any form by either party to the other under this Agreement and includes all drafts, copies, excerpts, notes and summaries thereof.

         1.5 The term "FIELD" shall mean products and processes useful in xenotransplantation in humans, including but not limited to transplantation of cells, organs and tissues and/or products and processes useful for researching, developing, manufacturing, using or selling of products and processes for xenotransplantation in humans.

         1.6 The term "INFORMATION" shall mean any data, formulas, process information or other information in the FIELD known to SCS on the EFFECTIVE DATE or developed thereafter during the RESEARCH TERM.

         1.7 The term "INVENTION" shall mean any process, use, article of manufacture, composition of matter in the FIELD or improvement thereof conceived or reduced to practice by SCS or any of its employees or any person or entity funded by SCS (alone or with others) prior to the EFFECTIVE DATE or during the RESEARCH TERM.

         1.8 The term "LICENSED RIGHTS" shall mean all rights in the PATENT RIGHTS, INVENTIONS, MATERIAL and INFORMATION owned by SCS or that SCS is or becomes entitled to license or sub-license for the purpose of this Agreement, including, but not limited to,


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the rights granted to SCS under the ORIGINAL LICENSE to the extent such rights relate to the FIELD.

         1.9 The term "MATERIAL" shall mean any material or substance in the FIELD in the possession of SCS on the EFFECTIVE DATE or which comes into the possession of SCS during the RESEARCH TERM, including but not limited to (i) any natural progeny of BTI SWINE or (ii) progeny developed from BTI SWINE by SCS using any techniques of genetic engineering, including but not limited to transgenic technology, nuclear transfer, gene knockout and transfer of inner cell mass and (iii) any products derived from BTI SWINE, including but not limited to proteins, cell lines, oocyte, spermatozoa, embryo or fetus thereof.

         1.10 "NET SALES PRICE" shall mean the total gross receipts received by BTI, its AFFILIATES, or its SUBLICENSEES from an arms length sale of PRODUCT, less transportation charges and insurance, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imposts, normal and customary quantity and cash discounts, rebates, disallowed reimbursements, and allowances and credit on account of rejection or return of PRODUCT.

         PRODUCT shall be considered "sold" when billed out or invoiced and all sales shall be made or will be deemed to be made at arm's length prices.

         1.11 The term "NON-XENOTRANSPLANTATION FIELD" shall mean products and processes useful in transplantation of all kinds other than xenotransplantation including but not limited to transplantation of cells, organs and tissues and/or products and processes useful for researching, developing, manufacturing or selling of products and processes for transplantation of all kinds other than xenotransplantation. The NON-XENOTRANSPLANTATION FIELD does not include gene therapy except the NON-XENOTRANSPLANTATION FIELD does


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include gene therapy where the gene therapy is for the purpose of inducing tolerance to and/or engraftment of a transplanted cell, organ or tissue.

         1.12 "ORIGINAL LICENSE" shall mean the license granted to SCS by The University of Edinburgh by a License Agreement to be entered into between SCS and The University of Edinburgh relative to the stem cell technology licensed hereunder.

         1.13 The term "PATENT RIGHT(s)" shall mean any United States patent application, including any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof, insofar as it contains one or more claims to an INVENTION, INFORMATION, or MATERIAL. PATENT RIGHTS include, but are not limited to, those tabulated in Appendix B.

         1.14 The term "PRODUCT" shall mean any article, composition, apparatus, substance, chemical, material, method, process or service used in or manufactured or to be manufactured for commercial sale or exploitation and which is, incorporates or utilizes an INVENTION, MATERIAL, INFORMATION, or the manufacture, import, sale or use of which is wholly or partly covered by PATENT RIGHTS.

         1.15 The term "RESEARCH" shall mean research to be performed by SCS in the FIELD in accordance with a written description of that research. The description of that RESEARCH for the first AGREEMENT YEAR is attached as Appendix A and descriptions prepared in respect of future AGREEMENT YEARS will be included in and form part of this Agreement.


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         1.16 The term "RESEARCH TERM" shall mean the period beginning on the
EFFECTIVE DATE and ending when RESEARCH is terminated as provided in Section 2.4 and Section 2.6 herein.

         1.17 The term "SCS INVENTION" shall mean an INVENTION referred to in
Section 5.1(a) or 5.1(b)(i).

         1.18 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by BTI to make, have made, import, use or sell any PRODUCT under LICENSED RIGHTS.

         1.19 The term "TECHNOLOGY" shall mean any data, formulas, process information or other information, material, substance or any process, use, article of manufacture, composition of matter or improvement thereof in the NON-XENOTRANSPLANTATION FIELD.

         1.20 The term "VALID CLAIM" shall mean a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for that appeal.

         1.21 The use herein of the plural shall include the singular, and VICE VERSA and the use of the masculine shall include the feminine.

         SECTION 2 - WORK OF SCS

         2.1 In accordance with Section 8.2 herein, it is understood that prior to the EFFECTIVE DATE, SCS has disclosed to BTI all INVENTIONS, INFORMATION, MATERIALS and PATENT RIGHT(S) which are known to SCS prior to the EFFECTIVE DATE.


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         2.2 Beginning on the EFFECTIVE DATE and thereafter unless sooner terminated, SCS shall:

         (a)      use reasonable efforts to conduct the RESEARCH;

         (b) promptly and systematically disclose and provide to BTI, INFORMATION, INVENTIONS and MATERIAL which are of potential use in the FIELD; and

         (c) permit duly authorized employees of or representatives of BTI to visit the facilities where RESEARCH is conducted at reasonable times and with reasonable notice.

         2.3 SCS shall advise BTI of the results of the RESEARCH and at least once every three (3) months provide BTI with written progress reports concerning the RESEARCH. A written report setting forth in detail the results achieved under and pursuant to the RESEARCH shall be submitted by SCS to BTI annually. Such report shall include: (i) a complete summary of the RESEARCH carried out; and (ii) a scientific assessment by SCS of the RESEARCH.

         2.4 RESEARCH shall be conducted by SCS for a period of three (3) years. Such RESEARCH may be extended for an additional two (2) year period at the option of BTI provided BTI funds such RESEARCH during the extended period in an amount at least comparable to the average per annum spending for RESEARCH during the initial three (3) years.

         2.5 During the Initial three (3) year period, RESEARCH shall be conducted at the cost and expense of SCS. The budget for the RESEARCH for each of the first two AGREEMENT YEARS shall be Five Hundred Thousand United States Dollars (U.S. $500,000); the budget for the third AGREEMENT YEAR shall be One Million United States Dollars (U.S. $1,000,000).

         2.6 All of the obligations of SCS under Sections 2.2, 2.3, 2.4 and 2.5 are subject always to BTI making the equity investments in the manner and at the time set forth in the equity


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investment agreement between the parties hereto of even date herewith. (the
"Shareholders Agreement").

         SECTION 3 - GRANTS.

         3.1 (a) SCS hereby grants to BTI and BTI hereby accepts from SCS a world-wide sole and exclusive royalty bearing right and license (including the right to sub-license third parties) of the LICENSED RIGHTS to make, have made, use and sell or have sold on its behalf PRODUCT. It is understood that SCS can only grant a license of rights owned by SCS or in respect of which SCS has the right to grant a license.

             (b) BTI shall have the right to extend such license to its AFFILIATES on the same terms and conditions sot forth herein. The license granted under this Section 3.1 is limited to the FIELD.

             (c) BTI shall have an exclusive option to negotiate an exclusive worldwide, royalty bearing, sublicensable license to cover any TECHNOLOGY in the NON-XENOTRANSPLANTATION FIELD owned by SCS or, if not owned by SCS, which SCS is entitled to license or sub-license to any person and not presently covered hereunder. SCS will keep BTI regularly informed of advances in all TECHNOLOGY developed by SCS the NON-XENOTRANSPLANTATION FIELD and of any determination it makes to license its TECHNOLOGY in the NON-XENOTRANSPLANTATION FIELD. To facilitate SCS operations, BTI shall provide SCS with an initial expression of interest within seven (7) days of notification by SCS concerning any significant advance in TECHNOLOGY in the NON-XENOTRANSPLANTATION FIELD. Thereafter BTI shall advise SCS within thirty (30) days of whether it intends to exercise its option hereunder. BTI may obtain an additional thirty (30) days to consider its position with the consent of SCS, which consent shall not be unreasonably


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withheld. This option may be exercised by BTI at any time during the RESEARCH
TERM as set forth above. In the event BTI exercises its option under this paragraph or in the event SCS notifies BTI that it intends to license any of its TECHNOLOGY in the NON-XENOTRANSPLANTATION FIELD and BTI advises SCS that it wishes to license such TECHNOLOGY, then the parties will negotiate to determine the terms of such license for a period of sixty (60) days. In the event an agreement cannot be reached SCS shall not offer to or license a third party on terms more favorable than those offered to BTI.

         3.2 (a) Taking into account the complexity, and stage of development of the PRODUCTS and the science related thereto, BTI shall use reasonable efforts under the circumstances to research, develop and then commercialize a PRODUCT in the FIELD and shall keep SCS regularly informed of its efforts in this respect. The efforts of a SUBLICENSEE and/or an AFFILIATE and the RESEARCH shall be considered as efforts of BTI. Notwithstanding the foregoing and for the removal of doubt, BTI shall not be entitled to nor be required to conduct the RESEARCH.

             (b) In the event that SCS reasonably believes that BTI is not making reasonable efforts under the circumstances to research, develop and then commercialize a PRODUCT in the FIELD pursuant to Paragraph 3.2(a) then SCS shall provide written notice to BTI which specifies SCS's basis for such belief and what additional efforts SCS believes should be made by BTI. Upon receipt of such written notice, SCS and BTI shall enter into good faith negotiations in order to reach mutual agreement as to what efforts by BTI shall satisfy the requirements of this Paragraph 3.2, and if such mutual agreement is not reached within ninety
(90) days after receipt of such written notice, then the parties agree to submit to arbitration pursuant to this Agreement to determine the efforts which should be exerted by BTI. In such


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arbitration, in determining the efforts which should be exerted, the arbitrator shall consider INTER ALIA the potential market for PRODUCT and regulatory and technical problems with respect to PRODUCT. Thereafter, BTI shall exert the efforts determined by the parties or in such arbitration.

             (c) If BTI fails to exert the efforts determined by the parties or in such arbitration, SCS' sole and exclusive remedy for BTI's failure to meet such efforts is for the licenses and rights granted hereunder for the PRODUCT to be converted from an exclusive right and license to a non-exclusive right and license to take effect sixty (60) days after prior written notice unless BTI cures such failure within that sixty (60) day period.

         3.3 BTI agrees to forward to SCS a copy of any and all fully executed sublicense agreements within thirty (30) days of execution of such agreements. Any such sublicense agreements shall expressly include the provisions of Sections 4 and 9 and Paragraphs 6.3, 6.4 and 11.5 and 11.8 for the benefit of SCS.

         3.4 Subject to Section 3.2, BTI shall have sole discretion for making all decisions relating to the commercialization and marketing of PRODUCT in the FIELD.

         SECTION 4 - CONFIDENTIALITY.

         4.1 Subject to Section, 4.2, each party hereto agrees to maintain in confidence all CONFIDENTIAL INFORMATION received from the other party and to ensure that its employees, agents, contractors, subcontractors, solicitors and other advisors keep such CONFIDENTIAL INFORMATION confidential and use such CONFIDENTIAL INFORMATION only for the purposes of this Agreement.


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


         4.2 A party (the "recipient") may reveal CONFIDENTIAL INFORMATION of the other party (the "provider") which the recipient establishes:

             (a) is required by law to be revealed, provided that the recipient immediately notifies the provider of the requirement and takes lawful steps and permits the provider the opportunity to oppose or restrict such disclosure to preserve as far as possible the confidentiality of the CONFIDENTIAL INFORMATION;

             (b) is in or enters the public domain other than through a breach of this Agreement;

             (c) is revealed to a SUBLICENSEE under a sub-license granted in accordance with the provisions of this Agreement including, without limitation the provisions of Section 3.3;

             (d) was known to the recipient before its disclosure by the provider; or

             (e) is furnished to the recipient by a third party legally entitled to furnish such information and not under an obligation of confidentiality to the provider.

         4.3 Notwithstanding the foregoing, BTI shall have the right to disclose CONFIDENTIAL INFORMATION of SCS to a third party to evaluate the distribution or other commercialization of PRODUCT so long as such third party undertakes an obligation of confidentiality, which, so far as is relevant, is on the same terms as Sections 4.1 and 4.2 with respect to such information.

         SECTION 5 - PATENTS.

         5.1 (a) SCS shall ensure that each employee of SCS who shall make an INVENTION ("Inventor") shall promptly report such INVENTION to SCS and that each Inventor shall assign all of his rights, title and interest in such INVENTION and PATENT RIGHTS relating thereto to SCS.


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             (b) SCS shall ensure that any person (other than an employee of
SCS) who shall make an INVENTION using or as a result of funding provided by SCS during the RESEARCH TERM shall promptly report such INVENTION to SCS and either:

                 (i) assign all of that person's right, title and interest in such INVENTION and PATENT RIGHTs relating thereto to SCS; or

                 (ii) grant to SCS a world-wide, sole and exclusive license under such INVENTION and PATENT RIGHTS to:

                      A. use such INVENTION and PATENT RIGHTS in the RESEARCH;

                      B. make, have made, use and sell or have sold on its behalf PRODUCTS;

                      C. sub-license the rights referred to in paragraphs (A) and (B) to third parties on such terms as SCS may secure with respect to the circumstances set forth in 5(b)(i) and 5(b)(ii); provided that such terms will not increase the obligations of BTI under this Agreement; and in the case of an exclusive license referred to in Section 5.1(b)(ii) will always include:

                           (1) a term that if that exclusive license is terminated for any reason, any sub-license granted under that license will (provided the sub-license is not in breach of the sub-license) remain in full force and effect as if, in all respects, that sub-license was it direct exclusive license from the licensor to the sub-licensee; and


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                           (2)      a further term that either the Licensor or
                                    SCS may file, prosecute and maintain PATENT
                                    RIGHTS in such INVENTION and that, if the Licensor files for PATENT RIGHTS, it will, if required to do so by SCS, take all steps necessary to register the interest of SCS in the PATENT RIGHTS in the relevant patent office.

         5.2 (a) Each employee of BTI who makes an INVENTION jointly with an employee of SCS, shall report such INVENTION to BTI and shall assign all his rights, title and interest in such INVENTION and PATENT RIGHTS relating thereto to BTI.

             (b) INVENTIONS made jointly shall be jointly owned by SCS and BTI.

             (c) SCS and BTI agree that for each PATENT RIGHT jointly owned by SCS and BTI, BTI and SCS each own a one-half undivided interest in such PATENT RIGHTS in each country in which it is filed and SCS's interest therein shall be licensed exclusively to BTI under this Agreement.

         5.3 (a) SCS shall promptly advise BTI in writing of each SCS INVENTION disclosed to SCS. Representatives of SCS and BTI shall then discuss whether a patent application or applications pertaining to such SCS INVENTION should be filed and in which countries. The titles, serial numbers and other identifying data of patent applications claiming an SCS INVENTION filed after the EFFECTIVE DATE by mutual agreement of SCS and BTI shall be listed in Appendix B and shall be included in PATENT RIGHTS.


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             (b) BTI shall file, prosecute and maintain at its cost and expense
PATENT RIGHTS in SCS INVENTIONS licensed to BTI in the United States, Canada, European Patent Office, Australia and Japan with Patent Counsel selected by BTI and acceptable to SCS and shall consult with and keep SCS advised with respect thereto. SCS or its licensor shall file, prosecute and maintain at its cost and expense PATENT RIGHTS licensed to SCS and sublicensed hereunder to BTI.

         5.4 In the event BTI is not interested in having PATENT RIGHTS with respect to a particular SCS INVENTION filed in a particular country other than those set forth in Section 5.3(b), BTI shall advise SCS of such fact within ninety (90) days from the date on which the SCS INVENTION was disclosed to BTI by SCS. SCS, at its own expense, may then file and prosecute such patent application in the country where BTI elects not to file but such patent applications and patents issuing therefrom shall be included within the rights licensed to BTI pursuant to this Agreement.

         5.5 SCS shall:

             (a) promptly advise BTI of each INVENTION licensed to SCS in accordance with Section 5.1(b)(ii) (an "other INVENTION"); and

             (b) SCS shall ensure that the licensor of each other INVENTION or SCS file, prosecute and maintain at the expense of SCS or the licensor PATENT RIGHTS in that other INVENTION and keep BTI fully advised with respect thereto and all such rights shall be included within the rights granted to BTI herein.

         5.6 All intellectual property rights in PRODUCT will vest in and be the property of BTI but will be subject to any dominant intellectual property rights of SCS or its licensor under Section 5.1 (b)(ii).


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


         SECTION 6 - ROYALTIES.

         6.1 (a) For each PRODUCT sold by BTI or its AFFILIATES or SUBLICENSEES, BTI shall pay SCS one of the following royalties or the royalty set out in
Section 6.1(b):

                 (1) four percent (4%) of the NET SALES PRICE of PRODUCTS sold by BTI or its AFFILIATES so long as the PRODUCT, where sold would, but for this Agreement, infringe a VALID CLAIM of any PATENT RIGHT which is licensed exclusively to BTI in such country, or

                 (2) two percent (2%) of the NET SALES PRICE of PRODUCTS sold by BTI or its AFFILIATES which do not infringe a VALID CLAIM of a PATENT RIGHT exclusively licensed to BTI in such country but incorporate INVENTIONS or MATERIALS or utilize to a substantial degree INFORMATION. Such royalty shall be paid for (i) ten (10) years from first commercial sale of a PRODUCT on a country-by-country basis, where sales of PRODUCT amount to eighty percent (80%) or more of total sales of products (including sales of PRODUCT) employing similar technology in such country, or (ii) seven (7) years from first commercial sale of a PRODUCT on a country-by-country basis where sales of PRODUCT amount to less than eighty percent (80%) of total sales of products (including sales of PRODUCT) employing similar technology, in such country, or

                 (3) twenty-five percent (25%) of the royalties received from SUBLICENSEE based on the sale or distribution by the SUBLICENSEE


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of a PRODUCT, for which, if sold by BTI, royalties would be due to SCS under
Section 6.1(a)(1), 6.1(a)(2) or 6.1(b),

             (b) In the case of a pending patent application, royalties shall be paid at the royalty rate set forth in Section 6.1(a)(1) for four (4) years from first commercial sale of PRODUCT or until the patent has issued, whichever occurs earlier. If the patent does not issue within four (4) years from first commercial sale of PRODUCT, royalties shall be payable at the royalty rate set forth in Section 6.1(a)(2) for the remainder of the applicable period set forth therein or until the patent issues, whichever occurs earlier. If the patent does not issue before the end of the applicable period in Section 6.1(a)(2), then royalties shall cease at that time and will only be required thereafter if the patent issues prior to the expiration of this Agreement in which case royalties will be payable at the rate set forth in Section 6.1(a)(1).

             (c) Notwithstanding anything in this Agreement to the contrary, royalties shall not be payable for a patent licensed hereunder beyond the life of such patent.

             (d) In the event that a PRODUCT includes both component(s) licensed hereunder ("Licensed Component(s)") and active component(s) not licensed hereunder ("Unlicensed Component(s)") (such PRODUCT being a "Combined Product"), then NET SALES PRICE shall be the mount which is normally received by BTI, its AFFILIATES or SUBLICENSEES from a sale of the Licensed Component(s) in an arm's length transaction with an unaffiliated third party. If the Licensed Component(s) are not sold separately, then NET SALES PRICE upon which a royalty is paid shall be the NET SALES PRICE of the Combined Product multiplied by a fraction, the numerator of which is the number of Licensed Components and the denominator of which is the total number of components in the Combined Product provided that the fraction shall, in no case be less than three tenths (3/10).


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         6.2 In the event that royalties are to be paid by BTI to a party who is not an AFFILIATE of BTI for PRODUCT for which royalties are also due to SCS pursuant to Paragraph 6.1 ("Other Royalties"), then the royalties to be paid to SCS by BTI pursuant to Paragraph 6.1 shall be reduced by one-half of the amount of such Other Royalties, but in no event shall any royalties under Paragraph 6.1(a)(3) be reduced by more than fifty percent (50%) and in no event shall any royalties under Paragraph 6.1(a)(1) or 6.1(a)(2) be reduced to less than two percent (2 %) of NET SALES PRICE.

         6.3 BTI shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to SCS. Such books of account shall be kept at their principal place of business with all necessary supporting data for the seven (7) years next following the end of the calendar year to which each shall pertain and shall be open for inspection by an Independent Chartered Accountant, to whom BTI has no reasonable objection, upon reasonable notice, during normal business hours, at SCS's expense, for the sole purpose of verifying royalty statements or compliance with this Agreement, but in no event more than once in each calendar year. Documents verifying royalty payments may be copied but shall be CONFIDENTIAL INFORMATION hereunder. In the event that such inspection shall indicate in any calendar year that the royalties which should have been paid by BTI are at least five percent (5%) greater than those which were actually paid by BTI, then BTI shall pay the cost of such inspection. All information and data offered shall be used only for the purpose of verifying royalties and shall be treated as BTI Confidential Information subject to the obligations of this Agreement.


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


         6.4 With each quarterly payment, BTI shall deliver to SCS a full and accurate accounting to include at least the following information:

             (a) Quantity of each PRODUCT subject to royalty sold (by country) by BTI, its AFFILIATES or SUBLICENSEES and NET SALES PRICE for such PRODUCT; and the manner in which NET SALES PRICE is calculated;

             (b) Total receipts for each PRODUCT subject to royalty (by country);

             (c) Total royalties payable to SCS;

         6.5 In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each as being the last day of an "ACCOUNTING PERIOD") and shall be paid quarterly within the sixty (60) days next following such date, every such payment shall be supported by the accounting prescribed in Paragraphs 6.3 and 6.4 and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the last business day of the applicable ACCOUNTING PERIOD, as the case may be.

         6.6 If the transfer of or the conversion into United States Dollar Equivalent of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of SCS or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to SCS. SCS shall be advised in writing in advance by BTI and provide to BTI a nominee, if so desired.

         6.7 Any withholding tax required to be withheld by BTI on royalty payments under the laws of any foreign country for the account of SCS, shall be promptly paid by BTI for and on behalf of SCS to the appropriate governmental authority, and BTI shall furnish SCS with proof of payment of such tax. Any such tax actually paid on SCS' behalf shall be deducted from royalty payments due SCS.

         6.8 Only one royalty shall be due and payable to SCS for the manufacture, use and sale of a PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT.

         SECTION 7 - INFRINGEMENT AND NONASSERTION.

         7.1 (a) If any of the PATENT RIGHTS under which BTI is the licensee is infringed by a third party, BTI shall have the right and option but not the obligation to bring an action for infringement, at its expense, against such third party in the name of SCS and/or in the name of BTI, BTI shall promptly notify SCS of any such infringement and shall keep SCS informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects PATENT RIGHTS may be entered into without the consent of SCS, which consent shall not unreasonably be withheld or delayed.

             (b) Notwithstanding the foregoing, in the event the PATENT RIGHTS licensed to BTI and infringed have been licensed to SCS and under such license SCS cannot assign to BTI the right to bring an infringement action, SCS shall bring such action, if requested to do so by BTI.

             (c) In the event that BTI shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation, BTI may withhold up to fifty percent (50%) of the royalties otherwise thereafter due SCS hereunder and apply the same toward reimbursement of fifty percent (50%) of BTI's expenses, including reasonable attorneys' fees, in connection therewith.

Any recovery of damages by BTI for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BTI relating to the suit, and next toward reimbursement of SCS for any royalties withheld and applied pursuant to this Section 7. The balance remaining from any such recovery shall be divided between BTI and SCS, as follows (i) for that portion, if any, based on lost profits, SCS shall recover the royalty SCS would have received under this Agreement if such sales had been made by BTI; and (ii) for any other recovery, SCS shall receive twenty-five percent (25 %) of the remaining amount of such recovery.

         7.2 In the event that BTI elects not to pursue an action for infringement, upon written notice to SCS by BTI that an unlicensed third party is an infringer of a VALID CLAIM of PATENT RIGHTS licensed to BTI, SCS shall have the right and option, but not the obligation at its cost and expense to initiate infringement litigation and to retain any recovered damages. BTI shall have the right to join such litigation brought by SCS at BTI's cost and expense and with counsel selected by BTI. In such event any and all recoveries shall be shared by the parties in proportion to the share of expense paid by each party.

         7.3 In the event that litigation against BTI is initiated by a third-party charging BTI with infringement of a patent of the third party as a result of the manufacture, use or sale by BTI of is PRODUCT covered by PATENT RIGHTS, and such infringement relates solely to the exercise of PATENT RIGHTS, BTI shall promptly notify SCS in writing thereof. BTI's costs as to any such defense shall be creditable against any and all payments due and payable to SCS under Paragraph 6.1 of this Agreement but no royalty payment after taking into consideration any such credit under this Paragraph 7.3 shall be reduced by more than fifty percent (50%).

         7.4 In the event of a judgment in any suit in which a court of competent jurisdiction rules that the manufacture, use or sale by BTI of PRODUCT covered by a PATENT RIGHT has infringed, solely as a result of the exercise of PATENT RIGHTS, on a third-party's patent requiring BTI to pay damages or a royalty to said third party, or in the event of a settlement of such suit requiring damages or royalty payments to be made, payments due to SCS under Paragraph 5.1 of this Agreement arising from the applicable PRODUCT shall be correspondingly reduced by one-half of the amounts due under the requirement of such judgment or under the terms of such settlement. In no case, however, shall the royalty payment after taking into consideration any such reduction under this Paragraph 7.4 be reduced by more than fifty percent (50%).

         7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimen, and the like. All reasonable out-of-pocket costs of SCS or BTI incurred in connection with rendering cooperation requested shall be paid by the requesting party.

         SECTION 8 - WARRANTIES.

         8.1 Each of SCS and BTI warrants and represents to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

         8.2 SCS warrants and represents that it is entitled to grant the exclusive right granted to BTI pursuant to Section 3.1; it owns or, in the case of rights arising on or after the EFFECTIVE DATE, will own all right, title and interest in and to SCS INVENTIONS and PATENT RIGHTS attaching thereto; that all employees of SCS will be obligated to assign SCS INVENTIONS and corresponding PATENT RIGHTS to SCS; that it has the right to grant the rights granted hereunder; that, as at the EFFECTIVE DATE, the granting of such rights does not require the consent of any third party; that, as of the EFFECTIVE DATE, there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement; and that pursuant to an existing confidentiality agreement between the parties, SCS has disclosed to BTI all INVENTIONS, INFORMATION, MATERIALS and PATENT RIGHTS known to SCS prior to the EFFECTIVE DATE.

         SECTION 9 - INDEMNIFICATION AND INSURANCE.

         9.1 Subject to Clause 7.3 each party shall notify the other of any claim, lawsuit or other proceeding related to PRODUCT, PATENT RIGHTS, MATERIAL, INVENTION or INFORMATION. BTI agrees that it will defend, indemnify and hold harmless SCS and its employees, officers, and agents and each of them (the "Indemnified Parties") from and against any and all third party claims, causes of action and costs (including attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the Indemnified Parties arising out of the design, manufacture, sale or use of PRODUCT by BTI or its licensees except to the extent of the negligence or willful misconduct of an Indemnified Party. BTI will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to Indemnify the Indemnified Parties pursuant to this Paragraph 9.1 including, but not limited to, the payment of all attorney's fees and costs of litigation or other defenses. SCS shall promptly notify BTI of any such claim and BTI shall have the right to control the defense, settlement or compromise, of any such claim.

         9.2 In the event such insurance is available at commercially reasonable rates, BTI will, at all times following first commercial sale of PRODUCT, maintain and keep current in respect of manufacture and sale of PRODUCT, product liability insurance obtained from a reputable insurer (or an equivalent program of self-insurance) and shall make available to SCS such policy for inspection, upon request, by SCS.

         9.3 BTI shall use reasonable efforts to manufacture and sell PRODUCT and use reasonable efforts to ensure that its AFFILIATES and SUBLICENSEES manufacture and sell PRODUCT in accordance with the regulatory requirements set forth by the country where the particular PRODUCT is to be sold.

         SECTION 10 - ASSIGNMENT; SUCCESSORS.

         10.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except that BTI without the consent of SCS may assign this Agreement to an AFFILIATE or to a successor in interest or in the case of a sale or transfer of all or substantially all of the portion of the business to which this Agreement relates provided that such assignee shall agree to be bound by the terms of this Agreement; provided, further that in "the foregoing circumstances, BTI shall promptly provide SCS with a copy of such executed assignment.

         10.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of BTI and SCS. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party.

         SECTION 11 - TERM AND TERMINATION.

         11.1 (a) Except as otherwise specifically provided herein and unless sooner terminated pursuant to Paragraphs 11.1(c), 11.2 or 11.3 of this Agreement, this Agreement and the licenses and rights granted thereunder shall remain in full force and effect until the expiration of BTI's obligation to pay royalties hereunder, at which firm BTI shall have a fully paid-up NON-CANCELABLE license; provided that no payments shall be required hereunder nor under the Shareholder's Agreement unless and until the ORIGINAL LICENSE is executed and
(i) such license terms are in accordance with the provisions of Section 5.1(b)(ii) and do not increase the obligations of BTI under this Agreement and
(ii) royalties payable under the ORIGINAL LICENSE arc not in excess of royalties payable under this Agreement.

             (b) Notwithstanding anything to the contrary to this Agreement, to the extent that this Agreement confers a license of a patent granted pursuant to the law of the Commonwealth of Australia, that license terminates in relation to that patent (and in relation to that patent only) on the expiry of that patent. Termination of such license will not, of itself, affect the ongoing operation of any other provision of this Agreement.

             (c) This Agreement shall terminate in the event BTI fails to exercise its option to purchase shares in SCS as provided in the Shareholder's Agreement provided that in the event of such termination, BTI shall be assigned all rights or where such rights are not owned by SCS, granted an exclusive license to INFORMATION developed in the performance of RESEARCH directly supported by BTI up to the time of termination and retain a non-exclusive license under PATENT RIGHTS arising out of RESEARCH directly supported by BTI up to the time of termination, which shall be sublicensable as set forth below. In addition and to the extent necessary to practice any such PATENT RIGHTS, BTI shall retain a non-exclusive license to any PATENT RIGHTS of SCS in the FIELD which license shall be sublicensable to entities which are developing, manufacturing or selling a PRODUCT of BTI. With respect to those rights to which BTI retains a non-exclusive license (i) SCS shall take over from BTI the filing, prosecution and maintenance of any PATENT RIGHTS which BTI has the right to file, prosecute and maintain under Section 5.3(b); and (ii) SCS will continue to be bound by its obligations under Section 5.4(b).

         11.2 On or after the third anniversary of the EFFECTIVE DATE BTI shall have the right to terminate this Agreement or any or all of its licenses under one or more PATENT RIGHTS in one or more countries upon sixty (60) days prior written notice to SCS.

         11.3 (a) Subject to Section 11.3(b), upon material breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement. In the event that a party in breach disputes such termination and institutes legal action with respect thereto, the Agreement shall not be terminated under there is a final court decision in this respect from which no appeal can be or is taken.

             (b) In the event that SCS is in material breach of any material provision of this Agreement and in the event that the breach is not cured within sixty (60) days of written notice to SCS by BTI, in addition to any other remedy it may have, BTI may withhold fifty percent (50%) of any payment due to SCS under this Agreement until such breach is cured such withholding of payments by BTI shall not constitute a breach of this Agreement.

         11.4 Upon any termination of this Agreement, BTI shall have the option but not the obligation to finish any work-in-progress and to sell any completed inventory of a PRODUCT covered by this Agreement which remains on hand as of the date of the termination, so long as BTI pays to SCS the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

         11.5 In the event that the licenses granted to BTI under this Agreement are terminated, any granted sub-licenses shall remain in full force and effect, provided that the SUBLICENSEE is not then in breach of its sub-license agreement and the SUBLICENSEE agrees to be bound to SCS as a licensor under the terms and conditions of the sub-license agreement.

         11.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

         11.7 The obligations of Sections 4, 8 and 9, Paragraph 11.1, 11.4, 11.5, 11.8, 12.4 and this Clause 11.7 shall survive any termination of this Agreement. In addition, Section 6.3 shall survive for two (2) years after termination with respect to the right of SCS to audit provided that BTI must continue to comply with its obligation to keep or cause to be kept its books of account and necessary supporting data for seven (7) years; and Sections 6.4 and
6.5 shall survive termination only to the extent that royalties due for PRODUCTS sold prior to termination have not been paid or PRODUCT is being sold under
Section 11.4.

         11.8 Upon termination of this Agreement:

             (a) Each party will use its best endeavors to return to the other party all of the second mentioned party's CONFIDENTIAL INFORMATION in the possession or under the control or in the possession or under the control of the servants or agents of, the first mentioned party, except to the extent that BTI retains a license thereto under this Agreement, provided that one copy of such information may be retained for purposes of complying with this Agreement.

             (b) Subject to paragraph 11.1(c) and Section 11.5, neither party will have any further rights in relation to the other party's CONFIDENTIAL INFORMATION whether under common or other law, statute or otherwise and, each party will, at its own expense, execute and deliver to the other party such instruments and take all other action as the other party deems reasonably necessary to ensure the termination of any such rights and to vest every interest in the CONFIDENTIAL INFORMATION in the party owning that CONFIDENTIAL INFORMATION.

         SECTION 12 - GENERAL PROVISIONS.

         12.1 The relationship between SCS and BTI is that of independent contractors. SCS and BTI are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. SCS shall have no power to bind or obligate BTI in any manner. Likewise, BTI shall have no power to bind or obligate SCS in any manner.

         12.2 Any matter or disagreement under Paragraph 3.2 which this Agreement specifically specifies is to be resolved by arbitration shall be submitted to an arbitrator to so decide any such matter or disagreement. The arbitrators shall conduct the arbitration in accordance with the Rules of the International Chamber of Commerce, unless the parties agree otherwise, if the parties are unable to mutually select an arbitrator, the arbitrator shall be selected in accordance with the procedures of the International Chamber of Commerce. The decision and award rendered by the arbitrator shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this section shall be held in London, England, in the English language or such other place as may be mutually agreed upon in writing by the parties.

         12.3 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

         12.4 The construction and interpretation of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any question as to the validity or enforceability of this Agreement shall be construed and interpreted in accordance with the laws of the state of Victoria, Australia, without reference to its choice of law principles. Subject to the foregoing this Agreement may be enforced by either party in either jurisdiction.

         12.5 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         12.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

         12.7 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) ten (10) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) by facsimile on receipt by the sender of confirmation of successful transmission. Notices shall be delivered to the respective parties as indicated or any other address designated by a party to the other party in writing under the notice provisions of this Section 14.7:

                  To BTI:           Biotransplant, Inc.
                                    13th Street
                                    Building 96
                                    Charlestown Navy Yard
                                    Charlestown, MA  02129
                                    Attn: CEO

                  Copy to:          Elliot M. Olstein, Esq.
                                    Carella, Byrne, Bain, Gilfillan, Cecchi,
                                      Stewart & Olstein
                                    6 Becker Farm Road
                                    Roseland, NJ  07068

                  To SCS:           Stem Cell Sciences
                                    420 St. Kilda Road
                                    Level 10
                                    Melbourne, 3004
                                    Victoria, Australia
                                    Attn: President

         12.8 In the event a court or governmental agency of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. Upon such holding, the parties shall, within a reasonable period of time, determine whether the severed provision(s) detrimentally and materially affect the obligations or performance of either or both parties. If so affected, the parties shall, within a reasonable period of time, negotiate in good faith to modify this Agreement to relieve such effects. If such negotiations do not result in mutually agreeable modification to this Agreement, either effected party may terminate this Agreement upon providing the other party with thirty (30) days written notice of such termination.

         12.9 This Agreement shall not create any rights, including without limitation third-party beneficiary rights, in any person or entity not a party to this Agreement.

         12.10 This Agreement may be signed in two or more counterparts, each such counterpart shall be deemed an original and together shall constitute one and the same Agreement.

         12.11 Each party shall execute such agreements, deeds and documents or do or cause to be executed or done all such acts and things as shall be necessary to give effect to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement in two or more counterparts, each as an original and all together as one instrument as of the date set forth above.

SCS:                                          STEM CELL SCIENCES, PTY, LTD.

By:    /s/ Malcolm Roy Brandon                By:    /s/ Peter Scott Mountford
       -----------------------                       -------------------------
Name:  Malcolm Roy Brandon                    Name:  Peter Scott Mountford

Title: Director                               Title: Director


BTI:                                          BIOTRANSPLANT, INC.

                                              By:    /s/ Roderick L J Lyle
                                                     ---------------------
                                              Name:  Roderick L J Lyle

                                              Title: ATTORNEY

                                   APPENDIX A

               DESCRIPTION OF RESEARCH BY STEM CELL SCIENCES (SCS)

The program outlined below will be carried out under contract Research and Licensing Agreements sponsored by SCS at both the University of Melbourne and at the University of Edinburg. Detailed research plans will be developed and progress continuously monitored by a joint BTI/SCS - Research Steering Committee. This committee will meet within 45 days following the EFFECTIVE DATE of this Research and License Agreement.

AT THE CENTER FOR ANIMAL BIOTECHNOLOGY IN MELBOURNE:

A. Establishment of mini-swine nucleus herd to be used for collections of embryos at the pre-implantation (ICM) and post-implantation stages
         (PGC).

B.       Cloning and validation of the porcine Oct-4 expression cassette.

C. Transection of the porcine Oct-4.neo cassette into primary cultures of porcine primordial germ cells or cells isolated from the inner cell mass (ICM) and establishing porcine cell lines.

D. Microinjection of the porcine Oct-4.neo cassette into porcine oocytes and the generation of transgenic pigs.

E. Characterization and validation of porcine ES cells for their potential to contribute to the germ line.

F. Evaluate genetic selection technologies for the derivation of hematopoietic stem cells.

AT THE CENTER FOR GENOME RESEARCH IN EDINBURGH:

A.       Identification and molecular cloning of alternative DIA/LIF activities.

B. Studies on problems related to factors that control ES growth, survival and differentiation.

                                   APPENDIX B

1.       BRITISH PATENT APPLICATION

         UK Patent Application Number:                        GB 9308271.1
         Title:  "Expression Vectors for In Vitro Derivation of Stem Cells"
         Filed:  21st April 1993
         Applicant:  The University of Edinburg
         Inventors:
                  Drs. Peter Scott Mountford and Austin Gerard Smith
                  Both of:
                        AFRC-Centre for Genome Research
                        The University of Edinburg
                        King's Buildings
                        West Mains Road
                        Edinburg EH9 3JQ
                        United Kingdom

2.       BRITISH PATENT APPLICATION

         UK Patent Revised Application Number:                GB 9401011.3
         Original Application Number:                         GB 9313323.9
         Title:  "Expression of Heterologous Genes"
         Filed:  28 June 1993; Revised:  20 January 1994
         Applicant:  The University of Edinburgh
         Inventors:
                  Drs. Peter Scott Mountford, Austin Gerard Smith and Richard Frank Lathe
                  All of:
                       AFRC-Centre for Genome Research
                       The University of Edinburgh
                       Kings Buildings
                       West Mains Road
                       Edinburgh EH9 3JQ
                       United Kingdom



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